EXHIBIT 15 -- ACKNOWLEDGEMENT OF DELOITTE
& TOUCHE LLP, INDEPENDENT ACCOUNTANTS





One Price Clothing Stores, Inc. and
Subsidiary


We have made a review, in accordance with standards established by the American
Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of One Price
Clothing Stores, Inc. and subsidiary for the three-month and six-month periods ended July 1, 1995 and July 2, 1994, as indicated in our report dated July 20, 1995; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly
Report on Form 10-Q for the quarter ended
July 1, 1995, is incorporated by reference in Registration Statements No. 33-20529,
33-31623, and 33-48091 on Form S-8
pertaining to the 1987 Stock Option Plan,
1988 Stock Option Plan, and the 1991 Stock
Option Plan, respectively, of One Price
Clothing Stores, Inc.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections
7 and 11 of that Act.





DELOITTE & TOUCHE LLP

Greenville, South Carolina

August 8, 1995